Exhibit 2.11

MATERIAL CHANGE REPORT

FORM 51-102F3

Item 1	Name and Address of Company

Equinox Minerals Limited

Royal Bank Plaza, South Tower

200 Bay Street, Suite 2940

Toronto, Ontario M5J 2J2

Item 2	Date of Material Change

January 4, 2011

Item 3	New Release

A news release with respect to the material change referred to in this report was issued via Canada News Wire on January 4, 2011. A copy of this press release has been filed on SEDAR and is available at www.sedar.com.

Item 4	Summary of Material Change

Equinox Minerals Limited (“Equinox” or the “Company”) announced that, in connection with the takeover offer (the “Offer”) for Citadel Resource Group Limited (“Citadel”), as of January 4, 2011, Equinox has issued to former Citadel shareholders an aggregate of 131,843,656 Equinox common shares (including those underlying CHESS Depository Instruments), and paid an aggregate of approximately A$197.9 million. As at January 4, 2011, Equinox holds an interest in Citadel of 89.82%.

Item 5	Full Description of Material Change

Equinox announced that, in connection with the Offer for Citadel, as of January 4, 2011, Equinox has issued to former Citadel shareholders an aggregate of 131,843,656 Equinox common shares (including those underlying CHESS Depository Instruments), and paid an aggregate of approximately A$197.9 million. As at January 4, 2011, Equinox holds an interest in Citadel of 89.82%.

The Offer comprises 1 common share of Equinox for every 14.3 ordinary shares of Citadel, plus A$0.105 in cash per ordinary share of Citadel. On December 16, 2010, Equinox announced that it had declared the Offer free of all defeating conditions and on December 30, 2010, the original expiry date of the Offer, announced that the closing date for the Offer has been extended to 5:00 pm (WST) on January 17, 2011.

Cautionary Notes

Forward-Looking Statements

Certain information contained or incorporated by reference in this material change report, including any information as to the Company’s strategy, projects, plans, prospects, future outlook, anticipated events or results or future financial or operating performance, constitutes “forward-looking statements” within the meaning of Canadian securities laws. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements can often, but not always, be identified by the use of words such as “plans”, “expects”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “predicts”, “potential”, “continue” or “believes”, or variations (including negative variations) of such words; or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might”, “potential to”, or “will” be taken, occur or be achieved or other similar expressions concerning matters that are not historical facts. Readers are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made or incorporated in this material change report are qualified by these cautionary statements.

Forward-looking statements are necessarily based on a number of factors, estimates and assumptions that, while considered reasonable by Equinox (the “Company”) as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Such factors, estimates and assumptions of the Company contained in this material change report include, but are not limited to: (i) the assumption that the Company will complete the Offer in accordance with the terms and conditions of the Bid Implementation Agreement; (ii) the accuracy of management’s assessment of the successful integration of the combined companies upon completion of the Offer; (iii) management’s expectation that Citadel’s Jabal Sayid copper and gold project will be commissioned in late 2011; (iv) the viability of Citadel’s Jabal Shayban, Lahuf, Bari, Wadi Kamal, Murayjib-Bil’iwy, and Jabal Baydan prospects on a basis consistent with the management’s current expectations; (vi) management’s expectation of there being no significant risks relating to the Company’s or Citadel’s mining operations, including political risks and instability and risks related to international operations; and (vii) management’s expectations of permitting, development and expansion at the Company’s existing properties. While the Company considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.

Readers are also cautioned that forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Equinox and/or its subsidiaries to differ materially from those expressed or implied in the forward-looking statements, including the risk that the Offer will not be completed for any reason. Certain of these risks and uncertainties are described in more detail in the Company’s Annual Information Form dated March 15, 2010 and in the Company’s most recently filed Management’s Discussion and Analysis, to which readers are referred and which are incorporated by reference in this material change report. The Company’s Annual Information Form and its most recently filed Management’s Discussion and Analysis are available on SEDAR at www.sedar.com and on the Company’s website at www.equinoxminerals.com.

Although Equinox has attempted to identify statements containing important factors that could cause actual actions, event or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking information contained herein are made as of the date of this document based on the opinions and estimates of management on the date statements containing such forward looking information are made, and Equinox disclaims any obligation to update any forward-looking information, whether as a result of new information, estimates or opinions, future events or results or otherwise. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward looking information.

The information in this announcement concerning Citadel’s assets is based on publicly available information and has not been independently verified by Equinox.

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

No reliance on subsection 7.1(2) or (3) of National Instrument 51-102.

Item 7	Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8	Executive Officer

Sonya Stark

Vice President, Corporate Affairs and Corporate Secretary

Tel: 416-867-8076

Item 9	Date of Report

January 4, 2011

EQUINOX MINERALS LIMITED

SONYA STARK

Sonya Stark

Vice President, Corporate Affairs and Corporate Secretary